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                                                                  EXHIBIT 5.1

                        [WILSON SONSINI GOODRICH & ROSATI
                       PROFESSIONAL CORPORATION LETTERHEAD]

                               October 27, 2000


Polycom, Inc.
1565 Barber Lane
Milpitas, California 95035

         RE:    REGISTRATION STATEMENT ON FORM S-3

Ladies and Gentlemen:

         We have examined the Registration Statement on Form S-3 to be filed by Polycom, Inc. (the "Company") with the Securities and Exchange Commission on or about the date hereof (the "Registration Statement") in connection with the registration under the Securities Act of 1933, as amended, of a total of 1,842,702 shares of your Common Stock, $0.0005 par value (the "Shares"). The Shares are being sold by the Selling Stockholder identified as such in the Registration Statement.

         As counsel for the Company, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary for the purposes of rendering this opinion.

         Based upon the foregoing, we are of the opinion that the Shares to be registered for sale by the Selling Stockholder have been duly authorized by the Company.

         We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name under the caption "Legal Matters" in the Registration Statement and the prospectus forming a part thereof, and any amendments thereto.


                                     Very truly yours,

                                     WILSON SONSINI GOODRICH & ROSATI
                                     Professional Corporation


                                     /s/ Wilson Sonsini Goodrich & Rosati P.C.